Exhibit 10.6.2

Revised Summary of Standard Compensatory Arrangement for Non-Employee Directors

of the Principal Financial Group, Inc. Board of Directors

On September 16, 2008, the board of directors of Principal Financial Group, Inc. (the “Company”) agreed to revise various components of director compensation.

Annual Retainers

Beginning in November 2008, directors who are not officers or employees of the Company or its subsidiaries will receive an annual retainer of $65,000 (payable semiannually), an increase from the prior annual retainer of $60,000.  Additional annual retainers received for serving as chairperson of different committees of the board were also increased.  The annual retainer for serving as the chair of the

•                  audit committee was increased from $15,000 to $20,000,

•                  human resources committee was increased from $10,000 to $17,500 and

•                  nominating and governance committee was increased from $10,000 to $15,000.

The annual retainer of $5,000 for serving as chair of any other standing or ad hoc committee of the board was not changed.  The annual retainer for serving as the presiding director of the board was increased from $5,000 to $15,000.  The nominating and governance committee will determine the portion of the annual retainer payable to a director who first becomes eligible for compensation during a board year.

Restricted Stock Unit Grants

Beginning in May 2009, at the close of each annual meeting, each non-employee director will receive $95,000 worth of restricted stock units (unless a greater or lesser amount is determined to be appropriate by the nominating and governance committee), an increase from the existing annual grant of $85,000 worth of restricted stock units.  These restricted stock units will vest upon the director’s continued service at the next annual meeting.  The receipt of the restricted stock units will be deferred until the director’s retirement or termination from the Board.  Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the committee.